July 28, 2005

Mr. Walter W. Buckley, III

221 Atlee Road

Wayne, PA 19087

Dear Buck:

Pursuant to Section 3 of your Employment Agreement dated March 9, 2004 (the "Employment Agreement"), the Board of Directors of Internet Capital Group, Inc. ("ICG") on July 22, 2005 approved an equity grant for you in the form of 130,000 shares of restricted stock and 616,000 stock appreciation rights with a base price of $7.34, as more fully described in their respective grant instruments.

In addition to your equity grant, ICG's Board also approved stock ownership guidelines for ICG's senior management. Under these guidelines, you are expected to own the lesser of (1) 40% of any restricted stock granted to you that vests after July 22, 2005, and (2) stock worth at least 300% of your base salary.

You agree that the scope of the noncompetition covenant in the Employment Agreement should cover internet software and services companies and companies that become ICG partner companies after the date hereof. Accordingly, this letter agreement hereby deletes Section 15(a)(1) of the Employment Agreement and replaces it in its entirety with the following language:

During the Term and until the last day of the six month period following the Executive's termination of employment for any reason, the Executive hereby agrees that he will not, except with the prior written consent of the Board and the ICG Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit the Executive's name to be used in connection with, any business or enterprise or any division of any business or enterprise whose primary business involves or is related to business to business commerce using the internet or internet software or services.

This letter agreement also hereby deletes Section 15(a)(2) of the Employment Agreement and replaces it in its entirety with the following language:

For the 12-month period following the period described in (1) above, the Executive will not, except with the prior written consent of the Board and the ICG Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit the Executive's name to be used in connection with, any entity, or division or business unit of an entity, that is a direct competitor of one or more of any company that becomes an ICG partner company after July 28, 2005 or of the following entities or their successors: LinkShare, ICG Commerce, Marketron, StarCite, Blackboard, CommerceQuest and Investor Force.

Lastly, we agree that your Employment Agreement will be amended, without your consent, so that your Employment Agreement and any benefits provided there under will comply with the requirements of section 409A of the Internal Revenue Code of 1986 (the "Code"). Amendment of your Employment Agreement to comply with section 409A of the Code will not result in you being entitled to receive any enhanced benefit under your Employment Agreement.

Please sign the enclosed copy of this letter agreement acknowledging your agreement with the terms set forth herein and return it to our human resources department as soon as possible.

Sincerely,

Anthony Dolanski

Chief Financial Officer

Accepted and agreed:

___________________________________________________

Walter W. Buckley, III Date

Enclosure

cc: Employee file